Exhibit 10.8

SHARES EXCHANGE AGREEMENT

This Shares Exchange Agreement (“Agreement”) is entered into on November 12, 2017 (“Effective Date”) between NESR Holdings, a corporation formed under the laws of the British Virgin Islands (“NESRH”) and National Energy Services Reunited Corp, a company incorporated in the British Virgin Islands with its registered address at 171 Main Street, Road Town, Tortola, VB1110, British Virgin Islands (“NESR Corp”) (each of NESRH and NESR Corp to be referenced hereafter as “Party” or collectively as “Parties”)

WHEREAS, NESRH has entered into agreements for the purpose of purchasing of ordinary stock in Gulf Energy S.A.O.C, a closed joint stock company registered in Oman under Commercial Registration No. 1791842, with its registered office address as P.O. Box 786, Postal Code 116, Mina Al Fahal, Oman (“Company”);

WHEREAS, NESRH agreed with Company to pay USD $16,791,875 to acquire 33,500 shares in Company, representing 6.7% of the outstanding stock;

WHEREAS, NESRH agreed with the National Bank of Oman to pay USD $12,500,000 and additional fees for expenses to acquire 25,000 shares in Company owned by the bank, representing 5% of the outstanding stock;

WHEREAS, NESRH borrowed funds pursuant to loan agreements with several private equity parties (“Loan Contracts”) to finance the purchase of the 58,500 shares in the Company.

NOW THEREFORE, for good and valuable consideration, the Parties hereby agree as follows:

1.            Assignment and Transfer of Shares. Subject to approval by the NESR Corp shareholders, on the date to be designated by NESR Corp within one year of the signing of this Agreement (“Closing Date”), NESRH shall assign to NESR Corp all rights that it has in the Fifty-Eight Thousand Five Hundred (58,500) shares of stock in the Company (“Company Shares”), including (i) any contractual rights to purchase such shares and (2) all legal and beneficial title of ownership together with all legal and beneficial rights and benefits attached or accruing to them as of the Closing Date.

2.            Assumption of Obligations.

2.1          On the Closing Date, NESRH shall assign to NESR Corp each of the Loan Contracts referenced on Exhibit A, and NESR Corp shall assume all obligations that NESRH may have pursuant to the terms of the Loan Contracts. NESR Corp shall assume the repayment obligations of NESRH under such Loan Contracts according to the terms contained therein, all of which permit, with consent of each respective lender, assignment of NESR Corp shares of ordinary stock at a valuation of $10.00 per share for the repayment of principal, and in some cases, certain interest amounts. NESR Corp also assumes the obligations of NESRH for any costs or expenses required to be paid under the Loan Contracts by NESRH as borrower. NESRH shall deliver a copy of all Loan Contracts to NESR Corp upon the execution of this Agreement.

2.2            On the Closing Date, NESRH shall assign to NESR Corp all of its rights to receive full legal and beneficial title to all of the Company Shares. If any number of Company Shares have not been purchased by the Closing Date, NESRH shall at that time assign its contractual rights to acquire such number of Company Shares.

3.            Taxes. The Parties hereby agree and acknowledge that any taxes and transfer costs attributable to NESRH on the transfer of Company Shares as contemplated by this Agreement shall be assumed by NESR Corp.

4.            Undertaking, Representations and Warranties.

(a)	Each Party represents and warrants to the other Party that each of the following statements (“Warranties”) is true, accurate and not misleading as of the Effective Date and represents and warrants that they will be true, accurate and not misleading at the NESR Closing Date as if repeated immediately prior to the Closing Date:

i)	it is duly organized, validly existing and in good standing under the laws of the country of its incorporation and is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on the Party or its properties;

ii)	it is duly qualified to do business and perform the transactions contemplated under this Agreement and any agreement referenced therein;

iii)	it has the complete, exclusive and unrestricted right, power and authority to enter into, execute and perform this Agreement and any documents and agreement referenced in or required by this Agreement, and this Agreement shall, following its execution, constitute a legal, valid and binding obligation of such Party; and

iv)	it has the complete, exclusive and unrestricted right, power and authority to take any action and to enter into and execute any documents, applications, forms or agreements required by the terms herein.

(b)	NESRH warrants that as of the Closing Date, it is the sole legal and beneficial owner of the Company Shares or has a contractual right to acquire the full legal and beneficial title to the Company Shares and is entitled to transfer all of its rights in the Company Shares on the terms and subject to the conditions set out in this Agreement without the consent or approval of any person, except as required by any pledge agreement for the benefit of the lender to satisfy the terms of any respective Loan Contract pending satisfaction of the debt. If any lender rejects the terms to receive NESR Corp shares in satisfaction of its Loan Contract, NESR Corp may choose to satisfy the debt by transfer of other agreed consideration, which may be cash, to effect the release of such lien on the respective Company Shares, or transfer of the Company Shares to the lender.

(c)	NESRH and NESR Corp shall execute, perform and do (or procure to be executed, performed and done by third parties as necessary) all such deeds, documents, procedures, acts and things as are necessary for such Party to ensure that all Warranties made by such Party in this Agreement are satisfied.

(d)	Each Party shall immediately (and in any event before the Closing Date) notify the other Party in writing of anything of which the notifying Party is or becomes aware which renders or is likely to render any of its Warranties untrue, inaccurate or misleading.

5.            Costs and Expenses. The costs and expenses incurred by the Parties in relation to the preparation and consummation of this Agreement, including but not limited to respective attorneys’ fees in connection thereto, shall be borne by NESR Corp.

6.            Transferee Rights. If the shareholders of NESR Corp approve the terms of this Agreement to acquire Company Shares, NESR Corp substitutes for NESRH as an assignee of the Loan Contracts and any remaining contractual rights to purchase the Company Shares and only obtains such warranties as available to NESRH. NESR Corp indemnifies, defends and holds NESRH harmless from any claims brought by any entity against NESRH with respect to the Company Shares or the Loan Contracts and releases NESRH from all liabilities to NESR Corp upon Closing Date.

7.            Amendment to the Agreement. This Agreement may be amended, waived or modified only by an instrument in writing signed by each of the Parties hereto.

8.            Counterparts. This Agreement may be executed in any number of counterparts. A Party may enter into this Agreement by executing a counterpart, but this Agreement shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts together constitute the same instrument.

9.            Remedies and Waivers. No breach by either Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or at law shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege of such Party under this Agreement or any applicable laws. The rights, benefits and remedies provided in this Agreement are cumulative.

10.          Termination. This Agreement may be terminated by NESRH or NESR Corp only if the shareholders of NESR Corp do not approve the consummation of the acquisition of the Company. In that event, except for the provisions specifically provided for in the Agreement that shall survive termination, this Agreement shall forthwith become void and there shall be no further liability on the part of any Party for such termination.

11.       Invalidity. The invalidity, and legality, are unenforceability of any provision of this Agreement shall not affect the validity, the legality, or enforceability of any other provision of this Agreement.

12.       Governing Law and Jurisdiction. Texas law shall apply to construe and interpret the terms of this Agreement. In the event of any dispute or failure to perform by either Party, the Parties agree to submit any dispute to the courts of Harris County Texas for resolution, and each Party hereby agrees to and submits to any court with proper jurisdiction in Harris County Texas. Because damages may not an adequate remedy for failure to perform, the Parties agree that either may seek injunctive relief for enforcement of the provision or this Agreement in the courts of Harris County or any court of competent jurisdiction. The Parties agree that no bond shall be required by the Party seeking injunctive relief.

Signed and agreed by the Parties or their duly authorized representatives as of the date written above on the first page.

NESR HOLDINGS Ltd.

By:
Printed Name:
Title:

NATIONAL ENERGY SERVICES REUNITED CORP.

By:
Printed Name:
Title:

4

EXHIBIT A

LOAN CONTRACTS

DATE OF CONTRACT	LENDER NAME	AMOUNT OF LOAN USD	NUMBER OF GES SHARES PURCHASED WITH LOAN
Nov 5, 2017	Unaffiliated investor	$14,250,000	28,500
Oct 20, 2017	Unaffiliated investor	$2,500,000	5,000
Oct 5, 2017	Unaffiliated investor	$8,900,000	17,800
Sept 21, 2017	Antonio Jose Campo Mejia	$1,200,000	2,400
Sept 21, 2017	Unaffiliated investor	$300,000	600
Sept 21, 2017	Unaffiliated investor	$200,000	400
Sept 21, 2017	Unaffiliated investor	$1,000,000	2,000
Sept 21, 2017	Unaffiliated investor	$150,000	300
Sept 21, 2017	Round Up Resource Service, Inc.	$500,00	1,000
Sept 21, 2017	Unaffiliated investor	$100,000	200
Sept 21, 2017	Unaffiliated investor	$150,000	300
Total		$29,250,000	58,500

5